Exhibit 99.1

Keryx Biopharmaceuticals Announces Special Protocol Assessment Agreement with FDA for Phase 3 Registration Program of Zerenex in the Treatment of Hyperphosphatemia

Milestone Marks Attainment of SPA Agreements for Both of Keryx’s Phase 3 Drug Candidates, Zerenex and Perifosine

NEW YORK, Jan 5 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) announced today that it has reached agreement with the U.S. Food and Drug Administration (FDA) regarding a Special Protocol Assessment (SPA) on the design of a Phase 3 clinical program for Zerenex(TM) (ferric citrate), its iron-based phosphate binder for the treatment of elevated serum phosphorous levels, or hyperphosphatemia, in patients with end-stage renal disease (ESRD). The SPA provides agreement that the Phase 3 program design adequately addresses objectives in support of a regulatory submission for drug approval.

In accordance with the Company’s SPA agreement with the FDA, the Phase 3 clinical program for Zerenex will consist of two clinical studies, as follows:

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Short-term efficacy study: A multicenter, randomized, open-label clinical trial with a planned enrollment of approximately 150 patients on hemodialysis, who will be randomized to fixed doses of Zerenex, ranging from 1 gram per day to 8 grams per day, for a treatment period of 28 days. Patients will undergo a 2-week washout period prior to randomization.  The primary endpoint of the study will be to demonstrate a dose response in the change of serum phosphorous from baseline (end of washout period) to end of the treatment period (day 28).  This short-term study is expected to commence by the end of the first quarter of 2010, with data expected in the second half of 2010.

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Long-term safety and efficacy study: A multicenter, randomized, open-label, safety and efficacy clinical trial with a planned enrollment of approximately 300 patients on hemodialysis or peritoneal dialysis.  The long term study will consist of a 2-week washout period followed by a 52-week safety assessment in which patients will be randomized 2:1 to receive either Zerenex or the same dose of phosphate binder administered immediately prior to washout.  The 52-week safety assessment will be followed by a 4-week efficacy assessment in which only patients randomized to treatment with Zerenex during the safety assessment will be randomized to continue treatment with either Zerenex or placebo for a 4-week period.  The long-term study is expected to begin in mid-2010.

Dr. Julia Lewis, Professor of Medicine, Department of Nephrology, Vanderbilt University School of Medicine and member of the Executive Committee of the Collaborative Study Group, will be the Study Chair of the Zerenex Phase 3 program.  Dr. Lewis commented, "We are extremely excited to be leading this clinical program for Zerenex, which we believe is a differentiated, iron-based phosphate binder. The data accumulated to date suggests that Zerenex is an effective, tolerated phosphate binder, and, given the growing market and limitations of the currently marketed drugs for hyperphosphatemia, we believe that Zerenex, which is not polymer-based and is free of aluminum, lanthanum, and calcium, will potentially make a significant clinical addition to treating the important universally present problem of hyperphosphatemia in patients with end-stage renal disease.”

Ron Bentsur, Chief Executive Officer of Keryx, stated, "The Zerenex SPA agreement is a major milestone which provides us with a clearly defined development and regulatory pathway for Zerenex in the treatment of hyperphosphatemia, and we would like to thank the FDA for its invaluable guidance throughout this process." Mr. Bentsur continued, “With two Phase 3 drug candidates, Zerenex and Perifosine, both with SPA agreements in place, we believe that Keryx is well positioned to unlock significant shareholder value in 2010.”

Keryx Biopharmaceuticals retains a worldwide exclusive license (except for the Asian Pacific Region) to Zerenex (ferric citrate).  The Company has sublicensed the development of ferric citrate in Japan to Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd.

About Special Protocol Assessments

The Special Protocol Assessment (SPA) process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a new drug application.

Final marketing approval depends on the results of efficacy, the adverse event profile and an evaluation of the benefit/risk of treatment demonstrated in the Phase 3 clinical program.  The SPA agreement may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of a substantial scientific issue essential to product efficacy or safety.  For more information on Special Protocol Assessment, please visit: http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/ucm080571.pdf.

About Hyperphosphatemia

In the United States, according to data from the U.S. Renal Data System, there are approximately 485,000 patients with end-stage renal disease, or ESRD, and the number of ESRD patients is projected to rise 60% to approximately 785,000 by 2020. The majority of ESRD patients, over 350,000, require dialysis. Phosphate retention and the resulting hyperphosphatemia in patients with ESRD on dialysis are usually associated with secondary hyperparathyroidism (and its related cardiovascular complications), renal osteodystrophy and soft tissue mineralization. ESRD patients usually require treatment with phosphate-binding agents to lower and maintain serum phosphorus at acceptable levels. The need for alternative phosphate-binding agents has long been recognized, especially given the increasing prevalence of ESRD as well as shortcomings with current therapies. Zerenex has the potential to be an effective and safe treatment in lowering and/or maintaining normal serum phosphorus levels in patients with ESRD and hyperphosphatemia.

The market for phosphate binders to treat hyperphosphatemia in ESRD patients in the U.S. exceeded $600 million in 2008, and has grown approximately 25% per annum over the last five years.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits the phosphoinositide 3-kinase (PI3K)/Akt pathway, a key signaling cascade that has been shown to induce cell growth and cell transformation. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK pathway, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in a Phase 3 trial, under Special Protocol Assessment (SPA), in multiple myeloma, and in Phase 2 clinical development for several other tumor types. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is expected to begin this quarter under an SPA agreement with the FDA.  Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for Zerenex (ferric citrate) and expectations regarding our shareholder value, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for Zerenex; the risk that the data (both safety and efficacy) from the Phase 3 program will not coincide with the data analyses from the Phase 2 clinical trials previously reported by the Company; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website and the FDA website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:
Lauren Fischer
Director, Investor Relations
Keryx Biopharmaceuticals, Inc.
\Tel: 212.531.5962